EXHIBIT 99.1

Dear MediXall Group, Inc. Shareholders.

As I assume the role as Chairman of MediXall Group, Inc. (MDXL), I want to take a few moments and reflect on the MDXL vision and our prospects for the future. I also wish to express my appreciation to all MDXL shareholders as well as the management team and employees of MDXL/Health Karma that have helped to ignite our continued passion to improve Americans’ access to healthcare while reducing what they pay for it.

When Neil Swartz and I founded MediXall we envisioned a healthcare company that would bring transparency and objectivity to consumers and businesses seeking lowest-cost healthcare solutions in their community. Neil and the team that he assembled built the platform and Travis Jackson and Michael Swartz joined the team and through their insight they birthed Health Karma® our flagship enterprise.

I want to remind you that this team has successfully guided MDXL through what became two (2) years of some of the most difficult and disconcerning times of the COVID pandemic – while others failed, MDXL emerged strong. This is certainly due to stable and skilled leadership but also because MDXL was filling a void in the market during that difficult time and that will continue as difficult economic times persist. As Neil so aptly stated in his letter:

“One of the largest factors in the ongoing success of MediXall/Health Karma is the stability of the healthcare industry and its importance to the wellbeing of everyone; it will always be needed regardless of the persons’ demographics or net worth."

Today, I am proud to have the opportunity to be working with this amazing team and continue to drive the vision and plan forward through what some see again as uncertain economic times, but are they uncertain for MDXL? As you will see, I don’t think so, and I’ll give you my perspective below.

First, where are we today? As noted, MDXL is strong and growing with additional paying subscribers added daily as the team works their way into the potential pool of 500,000 lives available through the nationwide distribution partners and affiliates the Company has developed.

As an inclusive Company, the MDXL Vision is holistic – we want to make available services to meet the needs of a person’s spirit, mind and body. This is why the inclusion of in-the-moment behavior health is such an important addition to the MDXL offering.

As we approach difficult economic times this component will be providing much needed services not only through the “Workers First” and “Responders First” programs but through direct access on our Health Karma platform. Again, MDXL continuess providing an amazing service to communities across the nation at a time when the need for our service offerings is rapidly growing.

PERSPECTIVE

I have been in heatlhcare for over 30 years, and I believe that we are in “the Right Place, at the Right Time, with the Right Products and Right Team.” Despite inflation and difficult economic conditions going forward, I am convinced that MDXL is positioned not just to weather the economic storms but to thrive – let me explain.

As a backdrop to my perspective let me remind you that based on Gross Domestic Product (GDP) the U.S. healtcare industry has not had a recession since 1960 when data started being tracked. That is over 60 years of continued growth in and out of several economic cycles, even in 1990 and again in 2008, the trend was irrefutible. Today, when we take into account that starting in 2012 and for two decades, there will be 10,000 people per day reaching 65 years old and becoming eligible for government sponsored healthcare- Medicare. As Neil observed, healthcare will “always be needed regardless of the persons’ demographics or net worth.”

We believe, the opportunituy for MDXL going forward with the opportunities Health Karma® provides is not only recession resistant but also a solution for companies trying to cut cost and a safety net for individuals and families who are left unemployed.

What validation is there for the claim that healthcare is recession resistant? Well, consider 60 years of historical data through periods as cloudy as what we face today. Further, consider that major banks and financial institutions are finding fair weather in the healthcare industry despite the fact that they believe the U.S. has entered or is about to enter a recession.

As of June 13, 2022, nearly every financial instruments (except for oil and commodities) has turned negative for the year, including, equities, bonds and cryptocurrency are down substantially – the NASDAQ alone is down around 30%. Where then can an investor turn for a sound and stable investment during these volatile times?

Recently, Bank of America released a report titled, “Health Care deep dive: 9 reasons it’s our favorite overweight” in which they stated on page one (1) the following:

•	Health Care is statistically cheap, trading at a near-record discount to the S&P 500
•	Health Care is the second fastest growing sector based on annualized EPS growth since 1986 - Tech is #1 but trades at a significant premium
•	no matter what, we still have to eat and take our medicines – Health Care has a lower probability of negative earnings growth and lower earnings volatility than most sectors
•	earnings call transcripts revealed Health Care as the most upbeat sector in 1Q
•	longevity/aging demographics, plus the aftermath of a global pandemic, are likely to drive an acceleration in consumer and corporate spend

The volatility in the market due to the uncertainty regarding the extents and depth of the current round of inflation and the progression into a full recession is leaving many investors, including VC and PE firms, wondering about their investment strategy. The timing of the BofA report could not have been better as it clearly laid out a solid rationale for an investment in healthcare technology in these chaotic times.

I am convinced that MediXall, with our flagship solution Health Karma, is going to thrive and be a solution for both employers and consumers throughout the coming years – low-cost healthcare is in everyone’s budget!

As your new Chairman I wish our nation prosperity and God’s Blessing, our stakeholders, employees and affiliates health and prosperity as we go through 2022.

Thank you for your continued faith and support.

Noel J. Guillama-Alvarez

Chairman

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. Specifically, the company's ability to raise additional capital, execute its business plan and strategy, sustain, or increase gross margins, achieve profitability, and build shareholder value are forward-looking statements. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.